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                                                             Exhibit 99.26(d)(6)

ACCELERATED BENEFITS CERTIFICATE SUPPLEMENT

SECURIAN LIFE INSURANCE COMPANY
400 Robert Street North  -  St. Paul, Minnesota 55101-2098

[SECURIAN(TM) LOGO]

Benefits received under this Accelerated Benefits Certificate Supplement may be taxable and may affect your eligibility for public assistance programs. You should seek assistance from a personal tax advisor prior to requesting an accelerated payment of death benefits.

GENERAL INFORMATION

This certificate supplement amends the certificate to which it is attached and is subject to all its terms and conditions.

WHAT DOES THIS CERTIFICATE SUPPLEMENT PROVIDE?

This certificate supplement provides for the accelerated payment of the insured's current death benefits as outlined under the Death Benefit section of the certificate to which it is attached.

If the insured has a terminal condition, as defined in this agreement, the insured may request an accelerated benefit. If we agree to pay an accelerated benefit, your cash values, loan values and the death benefit under your certificate will be reduced.

DEFINITIONS

When we use the following words, this is what we mean:

DEATH BENEFIT

The face amount of the insured's certificate less any existing loans or indebtedness under the certificate and less any term insurance provided by an additional benefit agreement.

ACCELERATED BENEFIT

The amount of the death benefit we will pay if you are eligible under this certificate supplement. We will calculate the accelerated benefit amount by multiplying the death benefit by the accelerated benefit.

PHYSICIAN

An individual who is licensed to practice medicine or treat illness in the state in which treatment is received. This does not include you, the insured, or a member of your or the insured's immediate family.

IMMEDIATE FAMILY

The insured's or your [spouse], child, parent, grandparent, grandchild, brothers and sisters and their [spouses].

TERMINAL CONDITION

WHAT IS A TERMINAL CONDITION?

A condition caused by sickness or accident which directly results in a life expectancy of twelve months or less.

WHAT EVIDENCE DO WE REQUIRE OF THE INSURED'S TERMINAL CONDITION?

We must be given evidence that satisfies us that the insured's life expectancy, because of sickness or accident, is twelve months or less. That evidence must include certification by a licensed physician. We reserve the right to ask for independent medical verification of a terminal condition.

PAYMENT OF ACCELERATED BENEFIT

HOW DO WE CALCULATE THE ACCELERATED BENEFIT?

The accelerated benefit will be stated as a percentage of the insured's death benefit. When we calculate this amount, we will consider the insured's age and the option applied for. We will also base our calculation on certain assumptions, which we may change from time to time, including but not limited to assumptions about:

     (1)  expected future premiums;
     (2)  the insured's life expectancy.

WHAT ARE THE CONDITIONS FOR THE PAYMENT OF AN ACCELERATED BENEFIT?

We will consider the payment of an accelerated benefit, subject to all of the following conditions:

     (1) Your certificate must be in force other than as extended term insurance and all premiums due must be fully paid.
     (2) You must make application in writing and in a form which is satisfactory to us. We will tell you what form is required.
     (3)  The certificate must not be assigned.
     (4)  The certificate must not have an irrevocable beneficiary.

IS THE REQUEST FOR AN ACCELERATED BENEFIT VOLUNTARY?

Yes. An accelerated benefit under this certificate supplement is not intended to cause you to involuntarily reduce the death proceeds ultimately payable to the named beneficiary. An accelerated benefit will be made available on a voluntary basis only. Therefore:

     (1) If you are required by law to use this option to meet the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.
     (2) If you are required by a government agency to use this option in order to apply for, obtain, or keep a government benefit or entitlement, you are not eligible for this benefit.

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HOW WILL WE PAY THE ACCELERATED BENEFIT?

We will pay the accelerated benefit in one lump sum or in any other mutually agreeable manner.

IS THERE A MINIMUM OR MAXIMUM DEATH BENEFIT FOR AN ACCELERATED BENEFIT?

Yes. The minimum death benefit to be eligible for an accelerated benefit under this supplement is the lesser of 25% of the insured's amount of insurance or $50,000. The maximum death benefit to be eligible for an accelerated benefit is the [lesser of $1,000,000 or 50% of the insured's death benefit.]

WHAT IS THE EFFECT ON YOUR CERTIFICATE OF THE RECEIPT OF AN ACCELERATED BENEFIT?

If you elect to accelerate the full amount of an insured's death benefit, your certificate and all other benefits under your certificate based on the insured's life will end. Any insurance under your certificate on the life of someone other than the insured will stay in effect; we will waive all future premiums for that insurance, subject to the provisions of your certificate and of any riders thereto.

If you choose a partial accelerated benefit, your certificate will remain in force and premiums will be reduced. The face amount, cash values and outstanding loans of your certificate will be reduced in the same proportion as the reduction in the death benefit resulting from your receipt of accelerated benefits, except any accidental death benefit which may be payable under the terms of the group policy.

If you elect to receive accelerated benefits, we will send you a statement which illustrates the effects of the accelerated benefit payment on your amount of insurance.

If there is any death benefit remaining after the payment of a partial accelerated death benefit, any accidental death and dismemberment insurance covering the insured on whose life the partial accelerated death benefit payment has been made, shall remain unaffected by any such partial accelerated death benefit payment.

DO YOU HAVE TO TAKE THE ENTIRE ACCELERATED BENEFIT?

No. You may choose to receive a partial accelerated benefit. If you do so, your certificate will stay in force.

If you have elected to accelerate a partial amount of your face amount of insurance, the remaining amount of your face amount of insurance available for a subsequent request for accelerated benefits is the lesser of 25% of your remaining face amount of insurance or $50,000.

You may reapply for the payment of the remaining accelerated benefit at any time. However, we may ask for further satisfactory evidence that the insured meets all requirements for the accelerated benefit.

TO WHOM WILL WE PAY ACCELERATED BENEFITS?

All accelerated benefits will be paid to you unless you validly assign them otherwise. If the insured dies before all payments have been made, we will pay the remainder to the beneficiary under the certificate in one lump sum. The one sum we pay will be the present value of the payments that remain. The interest rate we use to determine the payments shall be no greater than:

     (1) The then current yield on the 90-day Treasury Bills available at the date of application for an accelerated payment; and
     (2) The then current maximum adjustable policy loan interest rate based on the greater of:
         (a)  MOODY'S CORPORATE BOND YIELD AVERAGES - MONTHLY AVERAGE
              CORPORATES - published by Moody's Investors Service, Inc. or any successor thereto for the calendar month ending two months before the date of application for an accelerated payment; and
         (b) The policy guaranteed cash value interest rate plus one centum per annum.

DO WE HAVE THE RIGHT TO OBTAIN INDEPENDENT MEDICAL VERIFICATION?

Yes. We retain the right to have the insured medically examined at our own expense to verify the insured's medical condition. We may do this as often as reasonably required while accelerated benefits are being considered or paid.

TERMINATION OF AGREEMENT

When does this agreement terminate?

This agreement will end at the earliest of:

          (1) the date any premium due for your certificate remains unpaid at the end of the grace period; or
          (2) the date we receive written request to cancel this certificate supplement; or
          (3) the date your certificate matures, is surrendered, terminated or continued in force as extended term or reduced paid-up insurance; or
          (4)  the date of the insured's death; or
          (5)  when the group policy is surrendered, matures or ends.

This certificate supplement is effective as of the effective date on the specifications page attached to your certificate.


/s/ [ILLEGIBLE]                                                  /s/ [ILLEGIBLE]
Secretary                                                              President

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